EXHIBIT 21-SUBSIDIARIES OF THE REGISTRANT

State of Jurisdiction
of Incorporation
Name	or Limited Partnership

NorthWestern Corporation	Delaware
Grant, Inc.	South Dakota
NorthWestern Growth Corporation	South Dakota
Coast Energy Capital Corporation	Delaware
Cornerstone Propane GP, Inc.	California
SYN Inc.	Delaware
Claremont Gas Corp.	New Hampshire
Cornerstone Propane Partners, L.P.	Delaware Limited Partnership
Cornerstone Propane, L.P.	Delaware Limited Partnership
NorthWestern Capital Corporation	Delaware
Blue Dot Services Inc.	Delaware
Expanets, Inc.	Delaware
NorthWestern Capital Ventures, LLC	Delaware LLC
NorthWestern Capital Partners, LLC	Delaware LLC
NorthWestern Networks, Inc.	South Dakota
NorthWestern Systems, Inc.	South Dakota
LNSI, Inc.	Delaware
NorthWestern Services Group, Inc.	South Dakota
Nekota Resources Inc.	South Dakota
NorCom Advanced Technologies, Inc.	South Dakota
NorthWestern Energy Corporation	South Dakota
NorthWestern Services Corporation	South Dakota